Exhibit 99.1

Park City Group Increases Net Income 71% for First Quarter of Fiscal 2022

Recurring revenue grows 10%, SaaS Transition for MarketPlace Accelerates

Substantial and Growing Interest in Traceability Solution for Coming FDA Mandates

Salt Lake City, UT – November 15, 2021 – Park City Group, Inc. (NASDAQ: PCYG), the parent company of ReposiTrak, Inc., which operates a B2B ecommerce, compliance, and supply chain platform that largely partners with grocery retailers, wholesalers, and their suppliers, to accelerate sales, control risk, improve supply chain efficiencies, and source hard-to-find items, today announced financial results for the first quarter of fiscal 2022, the period ended September 30, 2021.

First Quarter Financial Highlights:

●	Total revenue decreased 13% to $4.6 million from $5.2 million due to planned conversion of transactional to recurring MarketPlace revenue.
●	Recurring SaaS revenue increased 10% to $4.4 million.
●	Total operating expenses decreased 26% to $3.4 million from $4.6 million due to lower Marketplace costs and lower overall SG&A expenses.
●	Net Income margin doubled from 11% to 21%.
●	GAAP net income increased 71% to $947,000 vs. net income of $555,000 in the prior year.
●	Net income to common shareholders increased 96% to $800,000, vs. $408,000.
●	EPS doubled to $0.04 vs. $0.02 in the prior year first quarter.
●	Cash from operations of $1.1 million.
●	The Company repaid its $6 million revolving line of credit and has no debt.

Randall K. Fields, Chairman and CEO of Park City Group commented, “This quarter proceeded according to plan. Our continuing goal is to grow our recurring revenue by 10-20% per year, convert Marketplace transactional revenue into SaaS and prepare for our traceability initiative.”

Mr. Fields continued, “We delivered 10% recurring revenue growth, doubled our net margins, and delivered a 71% increase in net income, simultaneously paying off $6 million of debt. As a result, we have no debt, more than $20 million in cash, and a growing base of recurring revenue that more than covers our fixed cash costs for almost two years. Our compliance business and supply chain businesses are both growing well, and as the industry adjusts to the current environment, we see opportunity in the balance of the current fiscal year. More importantly, we are laser-focused across the business in preparing ourselves and our customers for the change in Food Safety Rules that will likely begin next year.”

“Interest in our track and trace capabilities is extremely high and increasing, likely leading to more than 10 partner trials, well ahead of our plan,” continued Mr. Fields. “We expect even more interest in this solution as the FDA continues to advance the traceability rule included in the Food Safety Modernization Act (FSMA), and we fully expect to be in position for rapid onboarding as the FDA mandates are announced. This represents a very significant and customer-required opportunity; we will be ready for the emergence of Traceability as a crisis for the industry and ultimately our customers– a crisis we are uniquely equipped to remedy.”

First Quarter Financial Results (three months ended September 30, 2021 vs. three months ended September 30, 2020):

Total revenue decreased 13% to $4.6 million as compared to $5.2 million due largely to a nearly $1 million decrease in MarketPlace revenue. This was partially offset by a 10% increase in core recurring SaaS revenue. Total operating expense decreased 26% to $3.4 million due to a decrease in cost of goods related to the lower MarketPlace revenue. GAAP net income was $947,000, versus $555,000. GAAP net income to common shareholders was $800,000, or $0.04 per diluted share, compared to $408,000, or $0.02 per diluted share.

Share Repurchases:

In the first quarter, the Company repurchased 7,600 shares at an average price of $5.43 for a total of $41,276. To date, the Company has repurchased 718,394 shares at an average price of $5.58 for a total of $4.0 million. The Company has $11.9 million remaining on the $12 million buyback authorization.

Balance Sheet:

The Company had $20.4 million in cash and cash equivalents at September 30, 2021, compared to $24.1 million at June 30, 2021. During the quarter, Park City fully paid off its working line of credit in the amount of $6.0 million.

Conference Call:

The Company will host a conference call at 4:15 p.m. Eastern today to discuss the Company’s results. The conference call will also be webcast and will be available via the investor relations section of the Company’s website, www.parkcitygroup.com.

Participant Dial-In Numbers:
Date: Monday November 15, 2021

Time: 4:15 p.m. ET (1:15 p.m. PT)

Toll-Free: 1-844-826-3035

Toll/International 1-412-317-5195

Conference ID: 10161813

Replay Dial-In Numbers:

Toll Free: 1-844-512-2921

Toll/International: 1-412-317-6671

Replay Start: Monday November 15, 2021, 7:15 p.m. ET

Replay Expiry: Wednesday December 15, 2021, 11:59 p.m. ET

Replay Pin Number: 10161813

About Park City Group:

Park City Group, Inc. (NASDAQ:PCYG), the parent company of ReposiTrak, Inc., a compliance, supply chain, and e-commerce platform that enables retailers, wholesalers, and their suppliers, to accelerate sales, control risk, and improve supply chain efficiencies. More information is available at www.parkcitygroup.com and www.repositrak.com.

Specific disclosure relating to Park City Group, including management's analysis of results from operations and financial condition, are contained in the Company's annual report on Form 10-K for the fiscal year ended June 30, 2020 and other reports filed with the Securities and Exchange Commission. Investors are encouraged to read and consider such disclosure and analysis contained in the Company's Form 10-K and other reports, including the risk factors contained in the Form 10-K.

Forward-Looking Statement

Any statements contained in this document that are not historical facts are forward-looking statements as defined in the U.S. Private Securities Litigation Reform Act of 1995. Words such as “anticipate,” “believe,” “estimate,” “expect,” “forecast,” “intend,” “may,” “plan,” “project,” “predict,” “if”, “should” and “will” and similar expressions as they relate to Park City Group, Inc. (“Park City Group”) are intended to identify such forward-looking statements. Park City Group may from time to time update these publicly announced projections, but it is not obligated to do so. Any projections of future results of operations should not be construed in any manner as a guarantee that such results will in fact occur. These projections are subject to change and could differ materially from final reported results. For a discussion of such risks and uncertainties, see “Risk Factors” in Park City’s annual report on Form 10-K, its quarterly report on Form 10-Q, and its other reports filed with the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the dates on which they are made.

Investor Relations Contact:

John Merrill, CFO

investor-relations@parkcitygroup.com

Or

FNK IR

Rob Fink

646.809.4048

rob@fnkir.com

PARK CITY GROUP, INC.

Consolidated Condensed Balance Sheets (Unaudited)

Assets	September 30, 2021	June 30, 2021
Current Assets
Cash	$20,431,158	$24,070,322
Receivables, net of allowance for doubtful accounts of $252,278 and $234,693 at September 30, 2021 and June 30, 2021, respectively	3,997,676	3,891,699
Contract asset – unbilled current portion	984,155	1,248,936
Prepaid expense and other current assets	684,310	490,817
Total Current Assets	26,097,299	29,701,774

Property and equipment, net	1,017,202	2,589,194

Other Assets:
Deposits and other assets	22,414	22,414
Prepaid expense – less current portion	34,907	47,987
Contract asset – unbilled long-term portion	291,833	408,925
Operating lease – right-of-use asset	673,319	695,371
Customer relationships	492,750	525,600
Goodwill	20,883,886	20,883,886
Capitalized software costs, net	157,420	171,732

Total Other Assets	22,556,529	22,755,915

Total Assets	$49,671,030	$55,046,883

Liabilities and Stockholders' Equity
Current liabilities
Accounts payable	$371,825	$467,194
Accrued liabilities	738,283	988,092
Contract liability - deferred revenue	1,758,710	1,755,341
Lines of credit	-	6,000,000
Operating lease liability - current	91,297	90,156

Total current liabilities	2,960,115	9,300,783

Long-term liabilities
Operating lease liability – less current portion	582,022	605,214

Total liabilities	3,542,137	9,905,997

Commitments and contingencies

Stockholders’ equity:
Preferred Stock; $0.01 par value, 30,000,000 shares authorized;
Series B Preferred, 700,000 shares authorized; 625,375 shares issued and outstanding at September 30, 2021 and June 30, 2021;	6,254	6,254
Series B-1 Preferred, 550,000 shares authorized; 212,402 shares issued and outstanding at September 30, 2021 and June 30, 2021, respectively	2,124	2,124
Common Stock, $0.01 par value, 50,000,000 shares authorized; 19,387,552 and 19,351,935 issued and outstanding at September 30, 2021 and June 30, 2021, respectively	193,878	193,522
Additional paid-in capital	74,486,369	74,298,924
Accumulated deficit	(28,559,732)	(29,359,938)

Total stockholders’ equity	46,128,893	45,140,886

Total liabilities and stockholders’ equity	$49,671,030	$55,046,883

PARK CITY GROUP, INC.

Consolidated Condensed Statements of Operations (Unaudited)

	Three Months Ended September 30,
	2021	2020

Revenue	$4,559,677	$5,225,402

Operating expense:
Cost of revenue and product support	846,487	1,980,957
Sales and marketing	1,188,893	1,283,041
General and administrative	1,096,656	1,081,925
Depreciation and amortization	261,164	248,500

Total operating expense	3,393,200	4,594,423

Income from operations	1,166,477	630,979

Other income (expense):
Interest income	55,156	34,341
Interest expense	(2,898)	(70,545)
Other gain (loss)	(83,081)	-
Unrealized gain (loss) on short term investments	(149,291)	(16,263)

Income before income taxes	986,363	578,512

(Provision) for income taxes:	(39,546)	(23,686)
Net income	946,817	554,826

Dividends on preferred stock	(146,611)	(146,611)

Net income applicable to Common Stockholders	$800,206	$408,215

Weighted average shares, basic	19,383,000	19,489,000
Weighted average shares, diluted	19,669,000	19,642,000
Basic income per share	$0.04	$0.02
Diluted income per share	$0.04	$0.02

PARK CITY GROUP, INC.

Consolidated Condensed Statements of Cash Flows (Unaudited)

	Three Months Ended September 30,
	2021	2020
Cash flows from operating activities:
Net income	$946,817	$554,826
Adjustments to reconcile net income to net cash used in operating activities:
Depreciation and amortization	261,164	248,500
Amortization of operating right-of-use asset	22,051	20,965
Stock compensation expense	88,246	93,432
Bad debt expense	125,000	125,000
Loss on sale of property and equipment	107,820	-
Gain on disposal of assets	(24,737)	-
(Increase) decrease in:
Accounts receivables	(258,029)	(1,154,077)
Long-term receivables, prepaid and other assets	129,335	691,245
(Decrease) increase in:
Accounts payable	(95,369)	57,515
Accrued liabilities	(165,555)	501,063
Operating lease liability	(22,051)	(20,965)
Deferred revenue	3,369	105,844
Net cash provided by operating activities	1,118,061	1,223,348

Cash flows from investing activities:
Purchase of property and equipment	-	(12,925)
Sale of property and equipment	1,374,085	-
Net cash provided by (used in) investing activities	1,374,085	(12,925)

Cash flows financing activities:
Net decrease in lines of credit	(6,000,000)	-
Common Stock buy-back	(41,276)	-
Proceeds from employee stock purchase plan	56,577	50,328
Dividends paid	(146,611)	(146,611)
Proceeds from issuance of notes payable	-	620,000
Payments on notes payable and capital leases	-	(920,754)
Net cash used in financing activities	(6,131,310)	(397,037)

Net increase (decrease) in cash and cash equivalents	(3,639,164)	813,386

Cash and cash equivalents at beginning of period	24,070,322	20,345,330
Cash and cash equivalents at end of period	$20,431,158	$21,158,716

Supplemental disclosure of cash flow information:
Cash paid for income taxes	$172,342	$25,899
Cash paid for interest	$2,898	$70,545
Cash paid for operating leases	$30,600	$30,600

Supplemental disclosure of non-cash investing and financing activities:
Common Stock to pay accrued liabilities	$172,500	$5,405
Dividends accrued on preferred stock	$146,611	$146,611